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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
CCB Financial Corporation

     We consent to the use of our report dated January 21, 1997 included in CCB Financial Corporation1s Form 10-K for the year ended December 31, 1996 incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus for the acquisition of American Federal Bank, FSB.

     Our report dated January 21, 1997 refers to the fact that on January 1, 1994, CCB Financial Corporation adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                         KPMG PEAT MARWICK LLP

Raleigh, North Carolina
June 4, 1997
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